[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).

Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.18

Execution Version

AMENDED AND RESTATED FRONTIER AIRLINES, INC. CREDIT CARD AFFINITY AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made as of September 15, 2020 (“Effective Date”), by and between Frontier Airlines, Inc., a Colorado corporation, having its principal office at 4545 Airport Way, Denver, CO 80239 (“Frontier”) and Barclays Bank Delaware, having its principal office at 125 S. West Street, Wilmington, Delaware 19801, formerly known as Juniper Bank, (“Barclays”).

RECITALS:

WHEREAS, Frontier and Barclays entered into that certain Frontier Airlines, Inc. Credit Card Affinity Agreement, dated as of March 12, 2003, which agreement has been supplemented by a letter agreement May 20, 2020 and amended by thirteen amendments (as so supplemented and amended, the “Original Agreement”);

WHEREAS, Frontier and Barclays desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Definitions.

(a)    “Account” means a Barclays Card account opened pursuant to an application under this Agreement, which is or may be eligible from time to time to make a purchase, to receive a cash advance, or to transfer a balance.

(b)    “Active Frequent Flyer” means a Frontier Member that has flown on a Frontier flight or has opened a new Frontier Miles account or earned miles in their Frontier Miles account [***].

(c)    “Added Earnings Program” means the direct and indirect solicitation by Frontier of applications for Barclays Cards from Frontier Members and other Frontier customers without the direct marketing participation of Barclays as more fully described in section 3(e).

(d)    “Adjustable Rate” has the meaning ascribed in section 5(f)(iii)(2).

(e)    “Affiliate” means, with respect to any entity or organization, any other entity or organization directly or indirectly controlling, controlled by, or under common control with such entity or organization. The terms “controlling”, “controlled by” and “under common

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control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, whether through the ownership of voting securities, by contract or otherwise.

(f)    “Affinity Program” means the co-branded credit card program between Barclays and Frontier, the terms of which are set forth in this Agreement.

(g)    “Air Transportation Excise Tax” means any excise tax imposed for the transportation of persons or property by air.

(h)    “Annual Reset Date” has the meaning ascribed in section 5(f)(ii).

(i)    “Annualized Run Rate” has the meaning ascribed in section 5(f)(ii)(2).

(j)    “Applicable Anti-Bribery Law” means any bribery, fraud, kickback, or other similar anti-corruption law or regulation to which Frontier or Barclays or its respective Associated Persons, as applicable, is subject in carrying out its obligations under this Agreement. Where relevant this may include but is not limited to the Bribery Act and the FCPA.

(k)    “Applicable Law” means, with respect to any party, any applicable federal, state or local law (including common law), codes, statutes, ordinances, rules, regulations, regulatory bulletins or written guidance, regulatory examinations or orders, written decrees and written orders of any Governmental Authority as may be amended and in effect from time to time during the Term, including but not limited to: (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Electronic Funds Transfer Act and Regulation E; (vi) the Gramm-Leach-Bliley Act and its implementing regulations; (vii) the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act, and its implementing regulations; (viii) the Federal Trade Commission Act; and (x) privacy and data protection directives, practices and standards.

(l)    “Arbitration Demand” has the meaning ascribed in section 23(b)(ii).

(m)    “Arbitration Panel” has the meaning ascribed in section 23(b)(iv).

(n)    “Associated Person” means in relation to any entity, any employee, subsidiary or subcontractor that performs any services for or on behalf of that entity in any capacity and including, without limitation agents and representatives. For the avoidance of doubt, Barclays and its Affiliates shall not be deemed to be Associated Persons of Frontier for the purposes of this Agreement and Frontier and its Affiliates shall not be deemed to be Associated Persons of Barclays for the purposes of this Agreement.

(o)    “Barclays Cards” means the Affinity Program credit cards issued by Barclays.

(p)    “Barclays Cardholders” means the holders of Barclays Cards.

(q)    “Barclays Indemnitee” has the meaning ascribed in section 13(c).

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(r)    “Barclays Marks” means the Marks of Barclays that are set forth in Exhibit A.

(s)    “Barclays Products” means those financial products described on Schedule C attached hereto, as such exhibit may be amended by Barclays and Frontier from time to time in writing.

(t)    “Barclays Volume Incentive Contribution” has the meaning ascribed in section 4(a).

(u)    “Benchmark Market” means the then-current market in place for airlines in the United States, excluding [***].

(v)    “Bonus Miles” means miles awarded to Barclays Cardholders to incent behavior, rather than as result of Net Purchases.

(w)    “Bribery Act” means the UK Bribery Act 2010 (as amended from time to time).

(x)    “Business Account” means a business Account (without regard to the number of authorized user accounts set up under such Account), opened in response to business card marketing efforts made pursuant to the Affinity Program.

(y)    “Business Combination” means any business combination transaction between Frontier, Frontier’s ultimate parent or any of their respective subsidiaries and an Other Carrier, whether by merger or consolidation, by acquisition of a majority of equity securities pursuant to a tender offer, exchange offer or purchase, or by acquisition of a majority of assets pursuant to a sale, conveyance or other transfer of assets.

(z)    “Buy Down Reduction” has the meaning ascribed in section 5(f)(iv)(5).

(aa)    “Cardholder Agreements” means the agreement between Barclays and a Barclays Cardholder governing the use of an Account, together with any amendments, modifocations or supplements thereto (including through issuance of a change in terms notice) and any replacement of any such agreement.

(bb)    “Cardholder Data” means all personally identifiable information about a Barclays Cardholder (a) received by or on behalf of Barclays in connection with the Barclays Cardholder’s application for an Account in connection with the Affinity Program; (b) otherwise obtained or generated by or on behalf of Barclays for inclusion in its database of Barclays Cardholder information, including all transaction and experience information collected by or on behalf of Barclays with regard to each purchase charged by a Barclays Cardholder using an Account.

(cc)    “CARES Act” has the meaning ascribed in section 34(a).

(dd)    “CARES Act Facility Amount” has the meaning ascribed in section 5(f)(ii).

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(ee)    “CARES Act Loan” has the meaning ascribed in section 34(b).

(ff)    “Collateral Agent” has the meaning ascribed in section 34(b).

(gg)    “Competing Agreement” has the meaning ascribed in section 27(b).

(hh)    “Conditions Precedent” has the meaning ascribed in section 5(f)(v).

(ii)    “Confidential Information” has the meaning ascribed in section 11(a).

(jj)    “Cross-Sell Products” has the meaning ascribed in section 7(c)(ii).

(kk)    “Direct Agreement” has the meaning ascribed in section 34(b).

(ll)    “Disclosing Party” has the meaning ascribed in section 11(a).

(mm)    “Dispute” has the meaning ascribed in section 23.

(nn)    “Disputing Party” has the meaning ascribed in section 23(b)(i).

(oo)    “Effective Date” has the meaning ascribed in the Introduction.

(pp)    “Executives” has the meaning ascribed in section 23(a).

(qq)    “Exercise Notice” has the meaning ascribed in section 16(g)(ii).

(rr)    “Facility” has the meaning ascribed in section 5(f)(ii).

(ss)    “FCPA” means the U.S. Foreign Corrupt Practices Act 1977 (as amended from time to time).

(tt)    “Fees” means, collectively, New Account Premiums, Renewal Premiums, Marketing Premiums, Purchase Mile Fees and Bonus Mile Fees as those terms are defined in section 5.

(uu)    “FMV” has the meaning ascribed in section 16(g)(iii)(1).

(vv)    “Force Majeure Event” has the meaning ascribed in section 33.

(ww)    “Frontier Marks” means the Marks of Frontier that are set forth in Exhibit B.

(xx)    “Frontier Members” means existing or potential members of Frontier Miles.

(yy)    “Frontier Member Data” means all personally identifiable information regarding Frontier Members that is obtained or generated by or on behalf of Frontier or any of its Affiliates at any time.

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(zz)    “Frontier Miles” means Frontier’s frequent flyer membership program.

(aaa)    “GAAP” means generally accepted accounting principles.

(bbb)    “Government Entity” means (i) any national, federal, state, province, local and/or municipal government department, agency, office and/or instrumentality; (ii) any company or organization where a government has 50% or more ownership interest; (iii) any company or organization where a government controls a majority of votes attaching to shares; or (iv) companies and organizations that are controlled by a government. For example, the term “Government Entity” will generally include companies and organizations that: have constituting statutes that establish that they are instrumentalities, agents or mandatories of a government; perform functions or services that are public-in-nature (i.e. for the benefit of the general public or a large sector of the population); are financially dependent on the government (i.e. the government is responsible for losses or funding of operations); do not operate on a normal commercial basis (e.g. because they are given special powers by legislation); or have boards of directors or management committees where the government nominates a majority of directors or officers.

(ccc)    “Governmental Authority” means any federal, state or local governmental or regulatory authority, agency, court, tribunal, commission or other entity exercising executive, legislative or judicial functions of or pertaining to government and having jurisdiction over this Agreement or either of the Parties including but not limited to government in the United States including the Consumer Financial Protection Bureau and the Federal Deposit Insurance Corporation.

(ddd)    “Infringement Losses” has the meaning ascribed in section 13(c).

(eee)    “Initial Term” means that period that began on the Effective Date of the Original Agreement and ends on March 31, 2029.

(fff)    “Interest Period” has the meaning asccribed in section 5(f)(iii)(2).

(ggg)    “Joint Marketing Fund” has the meaning ascribed in section 8.

(hhh)    “Lists” means lists of the Frontier Members, including names and residential addresses and, where available, residential telephone numbers; provided that such List shall not include the name and/or related information regarding any Frontier Member that has expressly requested that Frontier or its Affiliate not provide such information to third parties.

(iii)    “Loan Agreement” has the meaning ascribed in section 34(b).

(jjj)    “Loan Repayment Date” has the meaning ascribed in section 5(f)(ii).

(kkk)    “Marketing Plans” means the plans developed from time to time during the Term in accordance with section 7.

(lll)    “Marketing Premium” means the amount payable by Barclays to Frontier for each Account generated as a result of an Added Earnings Program, as described more particularly in section 5.

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(mmm)    “Marks” means, with respect to a party, the name, trademarks, service marks, copyrights and logo of the party.

(nnn)    “Mutual Agreement Period” has the meaning ascribed in section 16(g)(iii)(2)(A).

(ooo)    “NAF” has the meaning ascribed in section 23(b)(i).

(ppp)    “Near Prime Applicant” means an applicant for a Barclays Product who does not meet one or more of the Prime Applicant Criteria.

(qqq)    “Near Prime Account” means an Account that is opened in response to an application from a Near Prime Applicant and used for a purchase, balance transfer or cash advance.

(rrr)    “Net Purchases” [***]. In no event shall Net Purchases include (i) purchases that are posted to an Account that has been reported lost or stolen (unless such purchases or balance transfers represent bona fide purchases posted to a lost or stolen Account, on which Fees have not yet been paid by Barclays); (ii) balance transfers, cash advance transactions and/or cash advance transaction fees; and (iii) annual fees, finance charges, and any other bank fee or charge posted to the Account (such fees include, but are not limited to, late fees, return check fees, overlimit fees, credit insurance premiums, collection costs and administrative fees).

(sss)    “Network” means [***] or any successor thereto or any other card association or card network from time to time designated pursuant to section 4(a) under which the Barclays Cards are issued.

(ttt)    “Network Rules” means the written rules, policies, requirements, guidelines and standards (including PCI DSS and payment brand rules) adopted or enacted by the Network and applicable to the Barclays Cards or any transactions using the Barclays Cards.

(uuu)    “Original Agreement” has the meaning ascribed in the Recitals.

(vvv)    “Original Facility Amount” has the meaning ascribed in section 5(f)(ii).

(www)    “Other Carrier” means any air carrier (other than a subsidiary of Frontier), its parent, or any of their respective subsidiaries.

(xxx)    “Other Issuer” has the meaning ascribed in section 27(b).

(yyy)    “Pandemic” has the meaning ascribed in section 16(f).

(zzz)    “PCI DSS” means Payment Card Industry Data Security Standards, as they may be revised, restated, amended, supplemented, or otherwise modified.

(aaaa)    “PE” means average passenger enplanement, which will include passengers flown on Frontier flights operated by carriers operating flights for Frontier under a codeshare, capacity purchase agreement, or similar type agreements.

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(bbbb)    “Portfolio” has the meaning ascribed in section 16(g)(i).

(cccc)    “Post Termination Option Period” has the meaning ascribed in section 16(g)(ii).

(dddd)    “Premiums” has the meaning ascribed in section 2(a).

(eeee)    “Pre-Purchased Miles” has the meaning ascribed in section 5(f)(ii).

(ffff)    “Prime Applicants” means an applicant for a Barclays Product who meets each of the Prime Applicant Criteria.

(gggg)    “Prime Applicant Criteria” means: (i) a FICO of [***] or better, (ii) annual income of at least [***], (iii) [***] on file at credit bureau, and (iv) no major derogatory items (bankruptcy, foreclosure, suits, liens judgments or collections).

(hhhh)    “Principal Interest & Rent” means amounts due in respect of borrowed money or leases of assets; and all other terms are defined as they are under GAAP.

(iiii)    “PSP Loans” has the meaning ascribed in section 34(a).

(jjjj)    “PSP Notes” means any promissory notes, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, issued by Frontier Group Holdings, Inc. in favor of Treasury in connection with the PSP Loans.

(kkkk)    “Public Official” means (i) any officer, employee or representative of a government, whether national, federal or local; (ii) any individual exercising a legislative, administrative or judicial function, whether appointed or elected; (iii) any officer, employee or representative of any Government Entity, including but not limited to central banks, sovereign wealth funds, state-run hospitals and any business venture that is owned or controlled by a Government Entity; (iv) any candidate for or holder of public office; (v) any political party or official of a political party; (vi) any officer, employee or representative of a public international organization; or (vii) any member of a royal family.

(llll)    “Purchase Miles” means miles awarded to Barclays Cardholders as a result of Net Purchases.

(mmmm)    “Purchase Option” has the meaning ascribed in section 16(g)(i).

(nnnn)    “Receiving Party” has the meaning ascribed in section 11(b).

(oooo)    “Reduction” has the meaning ascribed in section 5(f)(iv)(3).

(pppp)    “Renewal Premium” means the amount payable for each renewal of a Barclays Product, to be paid by Barclays to Frontier as described more particularly in section 5.

(qqqq)    “Repurchase Commencement Date” has the meaning ascribed in section 5(f)(iv)(3).

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(rrrr)    “Resource Fund” has the meaning ascribed in section 6(a).

(ssss)    “Revenue Share” has the meaning ascribed in section 5(f)(ii).

(tttt)    “Revolver Percentage” has the meaning ascribed in section 5(b)(iv)(1)(A)(i).

(uuuu)    “Semi-Annual Reset Date” has the meaning ascribed in section 5(f)(ii)(2).

(vvvv)    “Signing Bonus” has the meaning ascribed in section 5(f)(i).

(wwww)    “Subsequent Purchase” has the meaning ascribed in section 5(f)(iv)(1).

(xxxx)    “Subsequent Purchase Date” has the meaning ascribed in section 5(f)(iv)(1).

(yyyy)    “Target Size” has the meaning ascribed in section 5(f)(ii).

(zzzz)    “Term” means the Initial Term plus any extension or renewal term of this Agreement.

(aaaaa)    “Third Party Infringement Claim” has the meaning ascribed in section 13(c).

(bbbbb)    “Treasury” has the meaning ascribed in section 34(a).

(ccccc)     “Unrestricted Cash” means the sum of cash, cash equivalents, short-term investments and available for sale securities (in each case unrestricted) maintained by Frontier as depicted on its balance sheet.

(ddddd)    “[***]” means the outstanding dollar amount of the [***] held by Barclays on any given measurement date.

(eeeee)    “Volume Incentive” has the meaning ascribed in section 4(a).

2.	License to Use Marks.

(a)    During the Term, Barclays shall have the right and license to use the Frontier Marks as they now exist or as they may be modified during the Term hereof solely in connection with Barclays’ marketing of the Affinity Program and Barclays Products to Frontier Members under this Agreement. Such right and license is restricted to the products and services described herein and shall not apply or extend to any other product or service offered by Barclays. Frontier hereby agrees that the Frontier Marks may be used on the Barclays Cards as well as merchandise that has been approved by Frontier and is used to encourage individuals to apply for or use Barclays Products and/or to participate in the Affinity Program (“Premiums”). The parties agree that Barclays will only issue credit cards and approved Premiums bearing the Frontier Marks pursuant to this Agreement, unless otherwise mutually agreed in writing by the parties. Except for

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amounts paid to Frontier pursuant to section 5, Barclays shall not be required to pay any additional amounts to Frontier, or on account of Frontier, in connection with the use of the Frontier Marks in conjunction with the Affinity Program. Following expiration or termination of this Agreement for any reason, Barclays Products issued (and all Premiums approved) during the Term hereof may continue to bear the Frontier Marks until the normal expiration date of such Barclays Products (not to exceed [***] from the issuance thereof). Subject to and consistent with the applicable Network Rules, Barclays shall comply with the standards established by Frontier with respect to the form of the Frontier Marks and their usage.

(b)    Frontier is granted permission to use during the Term the Barclays Marks. Such permission is expressly limited to uses by Frontier necessary to perform its obligations under this Agreement, including without limitation its execution of any of its obligations under any Marketing Plan. Frontier agrees and recognizes Barclays’ exclusive ownership of such marks and names. Frontier agrees that it will not use the Barclays Marks without the express prior written consent of Barclays.

(c)    Each party agrees not to take any action inconsistent with the other party’s ownership of its Marks and further agrees to take any action, including without limitation assistance in legal proceedings, which the owner deems necessary to establish and preserve exclusive rights in and to its Marks. It is expressly understood that each party is not purchasing or acquiring any right, title or interest in the other party’s Marks.

(d)    Subject to the foregoing, each of the parties hereto is and shall remain the owner of all rights in and to its Marks, as the same now exist or as they may hereafter be modified. Any and all rights to the Frontier Marks not herein specifically granted and licensed to Barclays are reserved to Frontier. Except as otherwise specifically provided, upon the expiration or termination of this Agreement, all rights conveyed by Frontier to Barclays with respect to the use of the Frontier Marks shall cease, and all such rights shall revert to Frontier. Upon expiration or termination of this Agreement, Barclays shall have no further right to market Barclays Products using the Frontier Marks or to further utilize any promotional materials or Premiums containing the Frontier Marks. However, nothing contained herein shall require Barclays to cancel any Account or to terminate any Barclays Card issued in connection with this Agreement.

3.	Marketing of the Affinity Program; Member Lists.

(a)    During the Term, Barclays, at its own expense, shall design and develop marketing, promotion and solicitation materials, including Premiums, to promote the Affinity Program and Barclays Products. Barclays shall submit to Frontier, for its prior approval, samples of all marketing, promotional or solicitation materials, printed or otherwise, including, but not limited to telephone scripts, which Barclays intends to utilize to market or service the Affinity Program and Barclays Products. Frontier shall review such materials and respond to Barclays’ requests for approval within [***]. Barclays may communicate to Barclays Cardholders information that does not bear Frontier Marks, provided, however, that prior to any such communication which pertains to non-Affinity Program frequent flyer or other travel-related products and services, Barclays must obtain Frontier’s approval, which approval shall not be unreasonably withheld or delayed.

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(b)    From time to time through the Term, Barclays shall market, promote and advertise the Affinity Program and Barclays Products to Frontier Members and such other target markets as Frontier and Barclays may from time to time agree upon. The Barclays Products shall consist of the products listed in Schedule C unless mutually agreed upon otherwise by the parties. Barclays shall make available to Frontier competitive and compelling products, as such products become available, for possible designation as Barclays Products to be added to Schedule C.

(c)    Frontier may supply inserts to Barclays to be included in or with monthly communications of digital and non-digital billing statements to Barclays Cardholders subject to Barclays’ reasonable determination of available space, size and weight limitations. Barclays will pay for the normal cost of mailing non-digital statement insertions as described, excluding the cost of preparing and producing the actual insert which shall be the sole responsibility of Frontier. If the inserts added by Frontier increase the postal expense incurred by Barclays to mail statements with such inserts, Barclays shall inform Frontier in advance and, provided Frontier agrees to reimburse Barclays for such incremental postage expense, Barclays will use reasonable efforts to include such insertion.

(d)    From time to time during the Term, Frontier, at its expense, shall provide Barclays or its list processor with Lists. Subject to applicable regulatory record retention requirements and except as may be necessary to complete a marketing campaign, Barclays and/or its list processor shall promptly destroy each outdated List upon receipt of an updated List from Frontier. Barclays shall use the Lists for the sole purpose of marketing and servicing the Barclays Cards (or such other Affinity Program products as Frontier may approve in writing from time to time), and Barclays shall not rent, use or permit any third party handling such Lists to use them for any other purpose. Barclays shall not rent or otherwise make available such Lists to any third party except for the purposes of fulfilling obligations under this Agreement, subject to the execution of an appropriate confidentiality agreement by such third party. The Lists provided by Frontier are and shall remain the sole property of Frontier.

(e)    Upon request by Frontier and with prior written approval by Barclays, which approval shall not be unreasonably withheld or delayed, Barclays shall permit Frontier, subject to reasonable restrictions set forth by Barclays, to conduct Added Earnings Program from time to time during the Term, provided, Barclays’ approval and restrictions will not impair Frontier’s ability to reach the target levels of income anticipated by the parties. Any marketing materials developed by Frontier must be approved in writing by Barclays prior to distribution by Frontier (provided that such approval shall not be unreasonably withheld or delayed), however, the text of Barclays Products applications and disclosures used for the Added Earnings Program must be supplied to Frontier by Barclays. Unless otherwise agreed to by Barclays and Frontier, all expenses incurred by Frontier and Barclays with respect to Added Earnings Programs shall be borne solely by Frontier, provided that Barclays’ expenses shall be limited to those out-of-pocket expenses that are pre-approved by Frontier in writing. For each Account opened by Frontier as a result of an Added Earnings Program, Barclays shall pay to Frontier the Marketing Premium described in section 5, net of any Barclays out-of-pocket expenses related to the Added Earnings Program as pre-approved in accordance with the previous sentence, in lieu of the New Account Premium described in section 5. Frontier may, upon at least [***] written notice, elect to conduct Added Earnings Programs through the event and airport channels provided that: (i) Frontier has demonstrated, to Barclays’ satisfaction, that Frontier is in compliance with Barclays’ reasonable

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restrictions and requirements for such event channels as required by Applicable Law, Network Rules and fraud control policies, as well as industry standards regarding the security of the applications and privacy of the applicants; (ii) such event channels continue to meet Barclays’ underwriting and profitability targets; and (iii) the event channels, as operated by Frontier meet volume forecasts established by the Joint Marketing Committee.

(f)    Frontier agrees, in order to promote the success of the Affinity Program, that it shall, in a manner consistent with Applicable Law and Network Rules, use commercially reasonable efforts to market the Affinity Program in the United States of America by, at all times undertaking, the promotional activities set forth in Schedule F together with such additional promotional activities as Frontier, subject to Barclays’ approval, deems appropriate.

4.	Issuance and Servicing of Barclays Products.

(a)    Frontier has designated [***] as the Network for the Affinity Program. Barclays acknowledges that Frontier is required to comply with the Network Rules and agrees to cooperate with Frontier and provide commercially reasonable assistance and documentation as permitted by Applicable Law and Barclays’ policies which are necessary in order for Frontier to comply with the Network Rules. Frontier shall (upon expiration, termination by the Network, or termination by Frontier following a breach by the Network, of the applicable agreement between the Network and Frontier) have the right to designate a different Network for all Accounts, so long as Barclays has an existing relationship with the designated Network. Frontier shall, as soon as reasonably practicable, apprise Barclays of any events, facts or developments which could lead to the trigger of this right. [***] or the newly designated Network. Frontier warrants and represents that the applicable Network agreement between the Network and Frontier allows for Barclays to continue issuing Network branded Affinity Cards notwithstanding termination of such Network agreement. For purposes of this section 4(a), the increase/decrease in Interchange Fees and expenses shall be calculated as of the date such newly designated Network becomes the Network for purposes of this Agreement.

The definitive agreement between the Network and Barclays includes the payment of an Affinity Program related volume incentive (“Volume Incentive”) [***].

The Volume Incentive [***] (“Barclays Volume Incentive Contribution”). [***] Barclays Volume Incentive Contribution so long as [***] remains the Network and without regard to spend thresholds that may be imposed by [***].

Frontier has entered into an agreement with the Network for the payment of all or part of the Volume Incentive, Barclays will continue to fund the Volume Incentive so that the combined Volume Incentive under this Agreement and the agreement between Frontier and the Network is equal to [***], provided Barclays will not be required to fund [***] of the combined Volume Incentive.

(b)    Barclays may solicit Frontier Members regarding the Affinity Program and issue Barclays Cards and other Barclays Products in accordance with Barclays’ standard consumer credit card product or other issuing policies and credit practices, subject to Applicable Law. All decisions concerning the creditworthiness of any Frontier Member shall be made at the sole discretion of Barclays. [***].

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(c)    Barclays Cardholders shall be governed by the terms of Cardholder Agreements. Cardholder Agreements shall specify that the laws of the State of Delaware, and as applicable, federal law, shall govern the terms and conditions of the Account and the extension of credit by Barclays. Barclays shall have the right, subject to the limitations set forth in this section 4(c) to (i) amend the Cardholder Agreements in accordance with Applicable Law, and (ii) alter the pricing on Accounts, in accordance with Barclays’ standard credit policies and the applicable Cardholder Agreements in the event of late payments, non-payments, payment by checks returned for insufficient funds, bankruptcy or other failure of a Barclays Cardholder to abide by the terms of the Cardholder Agreement. [***]. Barclays shall process all applications and customer service requests in a timely and efficient manner. [***].

(d)    Barclays shall be the sole creditor under Applicable Law as to all debts incurred through the use of Barclays Cards, shall be the sole owner of the Accounts and may securitize Account receivables from time to time. In addition, any and all outstanding balances with respect thereto (including, without limitation, all amounts owing for the payments of goods and services, periodic finance charges, late and other charges) and all records developed and retained by Barclays for the sole purpose of administering the Accounts shall be the sole property of Barclays or its assigns and Frontier shall have no rights or interests therein.

5.	Fees.

(a)    During the Term, Barclays shall pay to Frontier Fees for the acquisition, retention and use of Accounts, as follows:

(i)    New Account Premiums: For Accounts opened hereunder, other than Accounts for which the Marketing Premium is paid, a New Account Premium of [***] for each annual fee Account and [***] for each no annual fee Account opened hereunder.

(ii)    Renewal Premiums: For each Account that is open to new charges and is not: (1) in default, (2) more than [***] past due under the Cardholder Agreement, or (3) flagged as lost, stolen, or fraudulent according to Barclays’ records: [***] for each active no annual fee Account and [***] for each annual fee Account, provided, however, that any annual fee Account issued with or converted to an annual fee of [***], [***] instead of [***]. For purposes of this Agreement an active no fee Account means an Account [***] prior to the Account anniversary.

(iii)    Marketing Premiums: From the Effective Date through December 31, 2020, for each Account generated for a Prime Applicant as a result of the Added Earnings Program on or after June 1, 2018, a Marketing Premium of [***] on first use and for each Near Prime Account generated as a result of an Added Earning Program on or after June 1, 2018, a Marketing Premium of [***] on first use. Beginning on January 1, 2021 through the remainder of the Term, for each Account (Consumer and Business) generated for a Prime Applicant as a result of the Added Earnings Program, a Marketing Premium of [***] on first use, and for each Near Prime Applicant generated as a result of the Added Earnings Program, a Marketing Premium of [***] on first use.

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(iv)    Notwithstanding the foregoing, Barclays shall not be obligated to pay to Frontier any (y) Marketing Premiums [***] in the event that the Accounts on which such fees are calculated represent replacement Accounts for lost or stolen Barclays Cards.

(b)    Bonus Mile Fees and Purchase Mile Fees:

(i)    Barclays shall pay Frontier Purchase Miles Fees hereunder as follows:

(A)    Effective Date through December 31, 2020: [***] for each Purchase Mile.

(B)    Beginning on January 1, 2021 through [***]: [***] for each Purchase Mile.

(C)    Beginning on [***] through the remainder of the Term: [***] for each Purchase Mile.

(ii)    Barclays shall pay Frontier Bonus Mile Fees hereunder as follows:

(A)    Effective Date through December 31, 2020: [***] for each Bonus Mile.

(B)    January 1, 2021 through the remainder of the Term: [***] for each Bonus Mile.

(iii)    The Purchase Mile Fees and Bonus Miles Fees are inclusive of taxes, [***].

(iv)    With respect to the Purchase Mile Fees and Bonus Mile Fees to be paid pursuant to section 5(b)(i) above, Barclays shall pay Frontier a “Purchase Mile Fee” and “Bonus Fee” as described more particularly below, as compensation for both transportation elements of the Affinity Program and for marketing elements (such as administrative costs, the exclusivity provisions set forth in the Agreement, brand elements, and access to Lists), with a reasonable allocation between transportation and marketing elements. The Purchase Mile Fee and Bonus Fee are inclusive of taxes applicable to the transportation element of the program, [***]. All tax obligations and responsibilities related to these Purchase Mile Fees and Bonus Fees payments reside with Frontier.

(1)    Purchase Miles Fee. Frontier shall award [***] Purchase Mile on each Account with an annual fee for each [***] of Net Purchases posted to such Account and Barclays shall compensate Frontier as follows:

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(A)    The Purchase Miles Fee for Purchase Miles shall be determined based on the [***], established by Barclays as follows:

i.    On or before [***] of each year, Barclays shall, based on the then current Affinity Program performance, establish, and advise Frontier of, the percentage of Revolvers as compared to the total number of users of Accounts (“Revolver Percentage”) to be utilized for the [***] period beginning that [***] as applicable.

ii.    The Purchase Miles Fees for each Revolver Mile will be determined by Revolver Percentage as set forth on the Base Mile Table on Schedule H.

iii.    The Purchase Miles Fee for each Transactor Mile will be [***].

iv.    Each month Barclays will calculate the number of Miles awarded in each category of Miles awarded for purchases (e.g., Purchase Miles and Bonus Miles).

v.    Barclays shall apply the Revolver Percentage to the number of Miles awarded in each category to determine the number of Miles awarded to a Transactor and thus subject to the applicable Transactor Sales Fee and the number of Miles awarded to a Revolver and thus subject to the applicable Revolver Sales Fee.

(2)    Bonus Fees. Bonus Fees for Miles awarded for Net Purchases shall be determined based on the [***], as established by Barclays pursuant to section 5(b)(ii)(1)(A)(i) and determined as follows:

(A)    Bonus Fees for each Revolver Miles awarded for purchases will be determined by Revolver Percentage as set forth on the Bonus Miles table on Schedule H.

(B)    The Bonus Fees for each Transactor Mile awarded for Purchases will be [***].

(C)    To the extent that Barclays awards Bonus Miles other than in connection with purchases, the Bonus Fees for such Bonus Miles shall be [***] for each Bonus Mile through December 31, 2020, and [***] for each Bonus Mile from January 1, 2021 through the remainder of the Term.

(3)    Purchase Mile and Bonus Fees for No Fee Accounts. Frontier shall award one Purchase Mile on each no fee Account for every [***] ($[***]) of Net Purchases posted to such Account for [***] of Net Purchases posted to such Account at the cost set forth section 5(b)(iv)(1) and section 5(b)(iv)(2).

(4)    Frontier will from time to time award Bonus Miles to Accounts. Bonus Miles will be awarded as agreed from time to time by the parties

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for, by way of example and not limitation, rewards to Frontier Members when they open Accounts, rewards to Barclays Cardholders for engaging in certain categories of transactions as the parties may agree, including, but not limited to, the use of an Account to purchase Frontier tickets. The Bonus Mile Fee shall be in addition to, and not in lieu of, the Purchase Mile Fee that is due for a transaction. For example:

For the Frontier Mastercard with an annual fee, the first mile awarded by Frontier will be compensated as a Purchase Mile Fee, and the additional miles (additional [***] miles for Frontier Net Purchases and additional [***] miles for restaurants) will be compensated as a Bonus Mile Fee.

(c)    Barclays shall provide Frontier with a reconciliation report within [***] days following the end of the contract month, setting forth the amount of Fees earned by Frontier under this section 5 during such month. Barclays shall pay all Fees net of [***] under section 3(e) to Frontier within [***] days following the transmittal of the reconciliation report.

(d)    The parties agree to create reasonable procedures to prevent Barclays Cardholders from circumventing limitations on mileage awards.

(e)    Barclays’ obligation to pay any of the aforementioned Fees to Frontier shall cease on the Termination Date or upon the expiration of the Wind-down Period, as applicable.

(f)    Signing Bonus and Pre-Purchased Mileage Facility.

(i)    Signing Bonus. On or before September 21, 2020, Barclays shall pay Frontier a signing bonus in the amount of twenty-five million dollars ($25,000,000) (“Signing Bonus”), which shall be fully earned as of the Effective Date and not subject to setoff, deduction or other reduction.

(ii)    Pre-Purchased Miles Facility. Barclays will continue to maintain a Pre-Purchased Miles facility (the “Facility”) pursuant to which Barclays will pre-purchase Purchase Miles (“Pre-Purchased Miles”). Subject to, and adjusted as contemplated by, the further terms of this section 5(f), the target size of the Facility (the “Target Size”) will be equal to the aggregate amount of Fees payable by Barclays to Frontier under section 5 on an annual calendar year basis (“Revenue Share”). Beginning on the Effective Date and ending on the date on which all of Frontier’s obligations under the CARES Act Loan shall have been paid in full (the “Loan Repayment Date”), Barclays shall reduce the amount of the Facility from the amount being held on September 25, 2020 (the “Original Facility Amount”) to a cap of $15 million (the “CARES Act Facility Amount”). On September 25, 2020, Frontier shall pay Barclays an amount equal to the Original Facility Amount minus the CARES Act Facility Amount. The CARES Act Facility Amount will remain in place until the Loan Repayment Date. Frontier shall notify Barclays no less than [***] prior to the Loan Repayment Date, and on the Loan Repayment Date the Unrestricted Cash levels, PE and Active Frequent Flyer forecasts set forth in Schedule G will be added to those [***] in effect prior to the Loan Repayment Date, to be measured monthly to support

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future activity under the Facility. On the Loan Repayment Date Barclays will increase the amount of the Facility based on twelve (12) months forecasted Revenue Share up to a cap of $200 million dollars ($200,000,000). At such time as the forecasted Revenue Share reaches [***] and for the remainder of the Term thereafter, any increase in the Target Size at an Annual Reset Date or Semi-Annual Reset Date for amounts over [***] will be calculated based on [***] of the projected Revenue Share. The amount of the Facility will be reset for the then current calendar year on January 15 of each calendar year during the Initial Term through and including January 15, 2028 (each, an “Annual Reset Date”). The price for each Pre-Purchased Mile purchased by Barclays pursuant to any provision of this section 5(f) shall be [***].

The rates set forth in section 5(b)(i) shall be applied in any determination of price for Pre-Purchased Miles made hereunder. Barclays obligation to purchase additional Pre-Purchased Miles in respect of any Annual Reset Date or Semi-Annual Reset Date (as defined below) pursuant to this section 5(f) shall be conditioned upon the Conditions Precedent (as defined below) being satisfied on such date. If the Conditions Precedent are not satisfied on any such date then, notwithstanding any other provision of this section 5(f), the Target Size of the Facility will not be subject to increase but may be reduced as provided in section 5(f)(ii)(1) or section 5(f)(ii)(2).

(1)    A forecast of Revenue Share for each calendar year during the Initial Term through 2027, for purposes of determining the Target Size for such year, will be developed jointly by Barclays and Frontier on or before each January 15 through January 15, 2028. In the event Barclays and Frontier do not agree on any such forecast (such agreement not to be unreasonably withheld or delayed by either party), an annualized amount based upon the actual Revenue Share for the months of [***] of the immediately preceding calendar year will be used for calculating the Target Size for the new calendar year. If the Target Size is larger than the then current size of the Facility on any January 15 through January 15, 2028, Barclays will increase the Target Size of the Facility to the amount of the forecasted Revenue Share for such year by [***] of such year by means of the purchase of additional Pre-Purchased Miles. If the Target Size is less than the then current size of the Facility on any January 15 through January 15, 2028, the Facility will be reduced to the new Target Size following the annual review process by amortizing the amount of the reduction equally over [***] of such year by deducting such reduction amounts from monthly Revenue Share amounts otherwise due to Frontier under this Agreement.

(2)    If on [***] of any year [***] the annualized Revenue Share for the year, calculated based upon the actual Revenue Share for the [***] of the year (“Annualized Run Rate”), is projected to be [***] below the Target Size set for such year, Barclays shall recover the amount in excess of the [***], and the Target Size will be reduced, in [***] of Revenue Share amounts otherwise due to Frontier under this Agreement. If on [***] of any year the Annualized Run Rate for the year is projected to be [***] above the Target Size for such year, Barclays shall increase the Target Size by the amount of the Revenue Share in excess of the [***]. The increase in the amount of the Facility will be accomplished by means of the purchase of additional Pre-Purchased Miles by Barclays on or before [***] of the applicable year.

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(3)    Notwithstanding the foregoing provisions of this section 5(f), the maximum Target Size of the Facility will be $15 million through the Loan Repayment Date and thereafter $200 million. If actual Revenue Share payable to Frontier pursuant to this Agreement has exceeded $200 million on any rolling consecutive twelve-month period during the Initial Term and the [***] shall have been continually satisfied during such period, Barclays will employ commercially reasonable efforts to resize the Facility based on the overall attributes of the Frontier business at the time. [***]. If such forecast exceeds the maximum Target Size of the Facility set forth in this section 5(f)(ii)(3), and the [***] have been continually satisfied during [***], Barclays will employ commercially reasonable efforts to resize the Facility and the [***] set forth in section 5(f)(v) based on the overall attributes of the combined business at the time, subject to credit risk review and approval.

(iii)    Use of Pre-Purchased Miles. Barclays shall use the Pre-Purchased Miles to [***] in the manner and in accordance with the following terms and conditions. In addition, Frontier shall pay interest on [***] as set forth below.

(1)    In each mouth that Barclays holds Pre-Purchased Miles, it shall compensate Frontier for Fees earned hereunder with Pre-Purchased Miles pursuant to the following process: [***]. For the avoidance of doubt, the reporting and use of Pre-Purchased Miles [***] shall occur within the time frames established in sections 5(a)-(d).

(2)    On the [***] of each calendar month, except for the month of [***] where the interest payment shall be due [***], so long as any Pre-Purchased Miles remain outstanding, Frontier will pay Barclays interest accruing under the Pre-Purchased Miles at the Adjustable Rate during the preceding Interest Period. Unless otherwise agreed, Barclays shall deduct the interest payment for the prior month from the payment otherwise due pursuant to section 5(c). “Adjustable Rate” for all Miles purchased shall mean One Month LIBOR, or such subsequent comparable index as mutually agreed by the parties, such agreement not to be unreasonably withheld or delayed, on the last business day of each calendar month prior to the next Interest Period as published on Bloomberg page USSW, [***]. “Interest Period” shall mean for any calendar month during the Initial Term, the period beginning on the first day of the calendar month and ending on the last day of such calendar month or the date on which no Pre-Purchased Miles remain outstanding, as applicable. The monthly calculation will be as follows: the average outstanding dollar amount of the Pre-Purchased Miles held by Barclays during the Interest Period times (Adjustable Rate/360 times the number of calendar days in the Interest Period).

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(iv)    Subsequent Monthly Purchases.

(1)    For each calendar month through March 31, 2028, provided that in each such month the Conditions Precedent are satisfied, Barclays shall purchase additional Pre-Purchased Miles in an amount equal to the difference between the then effective Target Size and the then Unused Pre-Purchased Miles held by Barclays (each, a “Subsequent Purchase”). Each Subsequent Purchase shall occur no later than the [***] of the month following the month in which [***] are measured or [***] due pursuant to section 14(b) (each a “Subsequent Purchase Date”); provided that Subsequent Purchases that occur in [***] shall occur on the later of [***] due pursuant to section 14(b).

(2)    No Subsequent Purchase shall be made pursuant to section 5(f)(iv)(1) with respect to any month in which the Facility is increased pursuant to section 5(f)(ii), 5(f)(ii)(1), section 5(f)(ii)(2) or section 5(f)(ii)(3).

(3)    Prior to March 31, 2028 (“Repurchase Commencement Date”), in each month in which a Conditions Precedent is not satisfied, the Facility will be reduced by one-twelfth of the Facility as measured in the first month in which the Conditions Precedent were not satisfied (“Reduction”). For avoidance of doubt, it is the intent that the size of the Reduction shall be fixed on the first measuring date and shall not be recalculated monthly.

(4)    In the event the Facility is reduced pursuant to section 5(f)(iv)(3) because of a failure of any Condition Precedent to be satisfied, and all Conditions Precedent are subsequently satisfied for three (3) consecutive months and it is prior to the Repurchase Commencement Date, then, subject to section 5(f)(iv)(6), the Facility shall be increased each month [***]. Until and unless the Facility is returned to the level prescribed in this section 5(f)(iv)(4), no increases will be made to the Target Size of the Facility under section 5(f)(ii), 5(f)(ii)(1), section 5(f)(ii)(2) or section 5(f)(ii)(3).

(5)    Commencing on the Repurchase Commencement Date, the Facility will be reduced by one-twelfth of the Facility as measured on the Repurchase Commencement Date each month until such time as no Pre-Purchased Miles remain outstanding (“Buy Down Reduction”). Any reduction in the Facility will be offset against Revenue Share otherwise payable to Frontier, at the value of [***] per reduced Pre-Purchased Mile. However, in the event that the Revenue Share earned during a calendar month hereunder is less than the Reduction or Buy Down Reduction, as applicable, then Frontier shall for each such month pay Barclays the [***].

(6)    The parties acknowledge and agree that in the event the Facility is in the process of being reduced to its currently effective Target Size pursuant to section 5(f)(ii)(1), section 5(f)(ii)(2) or section 5(f)(ii)(3), the Reduction contemplated by this section 5(f)(iv) shall control and take precedence over the reductions contemplated by any of section 5(f)(ii)(1), section 5(f)(ii)(2) or section 5(f)(ii)(3), and the Facility shall be reduced monthly solely by the Reduction; provided, that, in the event that in any month a Reduction payment is

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no longer required under this section 5(f)(iv) because the [***] have been met for the period of time required hereunder and the Facility has not yet been reduced to the currently effective Target Size, then the reduction payments contemplated by section 5(f)(ii)(1), section 5(f)(ii)(2) or section 5(f)(ii)(3) shall be made until the currently effective Target Size is reached, such reduction payments to be amortized over the remaining months prior to the next Annual Reset Date or Semi-Annual Reset Date, as applicable.

(v)    Conditions Precedent. Barclays’ obligation to make any purchase of Pre-Purchased Miles pursuant to this section 5(f) will only arise upon and is subject to the satisfaction or waiver of the following conditions (“Conditions Precedent”) each month prior to the month in which any such purchase of additional Pre-Purchased Miles is to be made:

(1)    Frontier shall provide Barclays with the reports as required pursuant to section 14(b) hereof. For the avoidance of doubt, prior to the Loan Repayment Date, Frontier shall not need to provide the certification set forth in 14(b)(v).

(2)    Frontier shall make available a person able to participate in monthly or quarterly calls with Barclays’ Chief Financial Officer and/or Chief Risk Officer as determined necessary by Barclays.

(3)    From the Effective Date to the Loan Repayment Date, Frontier shall maintain Unrestricted Cash at a minimum level of [***]. Upon the Loan Repayment Date and thereafter, Frontier shall maintain Unrestricted Cash at the levels set forth in Schedule G prior to any purchase by Barclays of additional Pre-Purchased Miles (measured at the end of each month), provided that if Frontier fails to meet the Unrestricted Cash level in any applicable month, Frontier must then also meet the EBITDAR coverage ratio level set forth below. [***]

If Unrestricted Cash falls below the agreed upon level, then the EBITDAR, defined as earnings before interest, taxes, depreciation, amortization and rent (excluding any non-cash, non-operating expense) measured on a rolling 4 month basis is greater than 1.0 x the rolling 4 month sum of Principal, Interest & Rent; [***].

(4)    Frontier shall not be in default of any indebtedness for borrowed money in excess of [***], which default is continuing as of the last day of the month being measured, as determined following expiration of applicable cure, grace or dispute periods.

(5)    Frontier engages in a [***].

(6)    Frontier shall not become subject to voluntary or involuntary bankruptcy, insolvency, receivership, conservatorship or like proceedings, and for which Barclays does not terminate pursuant to section 16(d).

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(7)    The average PE for the [***] for which Frontier has reported data declines by [***] from the average PE in the [***] set forth in Schedule G beginning the first month after the Loan Repayment Date or [***], whichever is later. For the avoidance of doubt, this condition is waived for [***] so long as the Loan Repayment Date has not yet occurred. In the event that the Loan Repayment Date occurs prior to [***], the parties will mutually agree upon PE targets to be in effect for the months between the Loan Repayment Date through [***].

(8)    The average Frontier Miles for the [***] for which Frontier has reported data declines by [***] from the average PE in the [***] set forth in Schedule G beginning the first month after the Loan Repayment Date or [***], whichever is later. For the avoidance of doubt, this condition is waived for [***], so long as the Loan Repayment Date has not yet occurred. In the event that the Loan Repayment Date occurs prior to [***], the parties will mutually agree upon Frontier Miles targets to be in effect for the months between the Loan Repayment Date through [***].

(9)    Frontier fails to maintain the marketing channels set forth in Schedule F.

(10)    Frontier fails to maintain Frontier Miles or a successor program that is as competitive on a relative basis in the Benchmark Market as Frontier Miles [***]. Such notice will commence a [***] period during which Frontier will provide a mitigation plan to Barclays upon which the parties shall meet and agree. Frontier may implement the mitigation plan and cure the deficiency within [***] of receipt of such notice from Barclays, during which period no Reduction in the size of the Facility shall occur under section 5(f)(iv), however, if the implementation of such mitigation plan cannot reasonably be performed within such [***] period due to technical limitations, such period may be extended by mutual agreement of the parties without the occurrence of a Condition Precedent.

(11)    Frontier fails to maintain its ownership of the Frontier Marks and/or its ability to grant Barclays the right to use the Frontier Marks is eliminated or materially impaired.

(12)    Frontier is not otherwise in breach of this Agreement.

(vi)    Prepayment. Frontier may repurchase all or any portion of the Pre-Purchased Miles at any time, or from time to time, without penalty or premium, for a purchase price of [***] per Pre-Purchased Mile. Frontier shall repurchase all Unused Pre-Purchased Miles, if any, that are outstanding on the date of a failure to satisfy a Condition Precedent as set forth in section 5(f)(v)(5) or (11) above or upon termination of this Agreement, whether termination is at the end of the Initial Term or upon an event causing an earlier termination, for a Purchase Price of [***] per Pre-Purchased Mile, which Purchase Price shall be payable on the date of termination. Any prepayment shall include accrued interest, if any, in accordance with section 5(f)(iii)(2).

(vii)    Acceptance of Payment with Pre-Purchase Miles. Frontier agrees to [***].

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(viii)    Other Uses of Pre-Purchased Miles. Barclays may use Pre-Purchased Miles for purposes other than as set forth in this section 5(f) subject to Frontier’s approval of such other uses, which approval shall not be unreasonably withheld or delayed. If Frontier has not satisfied [***] under section 5(f)(v), Frontier’s approval of other uses is not required. Frontier shall provide commercially reasonable methods to [***]. This obligation shall survive termination of this Agreement. If Barclays uses Pre-Purchased Miles pursuant to this section 5(f)(vii) Barclays shall provide monthly reports detailing the use of such Pre-Purchased Miles. The Pre-Purchased Miles Barclays uses under this section 5(f)(viii) during any month will be deducted from the Facility and included in calculating Unused Pre- Purchased Miles.

(ix)    Air Transportation Excise Tax. [***], as set forth in section 5(b), [***].

(x)    Assignment of Pre-Purchased Miles Obligations. After the Loan Repayment Date, Barclays may, without prior notice to or consent by Frontier, assign less than [***] of its ongoing obligations to purchase Pre-Paid Miles hereunder, to a commercial lender. Frontier hereby consents to Barclays providing such lender with relevant Affinity Program financial information and portions of the Agreement necessary to facilitate such transaction subject to the requirements of section 11 hereof.

6.	Resource Fund

(a)    Barclays will pay Frontier annually, [***] toward dedicated resources to support the Affinity Program (“Resource Fund”). The Resource Fund is intended in part to ensure operational control measures are in place for accurate and timely Frontier Member enrollment, mileage awards, benefit fulfillment, and Barclays Cardholder escalations as more fully identified below:

(i)    Monitor Enrollment Files Daily

(ii)    Monitor Awards Files Daily

(iii)    Identify exceptions and results errors for both enrollment and award files daily:

(1)    Exceptions/error codes to be worked and resolved by Barclays, Frontier, or by joint effort of the parties to be agreed upon and confirmed annually or prior to codes being changed or added.

(2)    Each party, as applicable, shall resolve assigned errors within fifteen (15) business days.

(3)    Each party shall work to ensure all Barclays Cardholders are assigned a Frontier Miles number within [***] of Account approval.

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(iv)    Participate in joint reconciliation of Barclays Cardholder awards-related issues with Barclays respond to research/reconciliation requests as follows:

(1)    Provide fully vetted resolution to escalations within [***]

(2)    Provide resolution to non-escalated requests within [***].

(v)    The parties will complete a full portfolio synchronization (to include enrollment data and miles balances) quarterly.

(b)    In addition, Frontier will maintain file enhancements as follows:

(i)    Response files sent for all Barclays enrollment and awards files.

(ii)    Response files sent within [***] of Barclays file transmission.

(iii)    Response files to contain a one-to-one response (Success/Error) record for each record in Barclays’ file. Final file layouts to be agreed upon by the parties.

7.	Marketing Plans.

(a)    Every [***], the parties shall meet to develop a Marketing Plan for the ensuing [***] period. The parties shall make themselves available for discussions and consultations regarding the Marketing Plans, and shall use all reasonable resources, including the assignment of adequate personnel, as may be necessary to develop each Marketing Plan. In addition, the parties, upon either party’s reasonable request, shall participate in additional meetings to revise the then-current Marketing Plan based on ongoing campaign results or changes to the marketing environment. Each Marketing Plan will establish the efforts to be completed by each party in order to promote the Affinity Program and set forth whether new Accounts originated pursuant to the Marketing Plan will be considered a new Account resulting in the payment of the New Account Premium or the Marketing Premium, or allocated between the two according to some formula. The Marketing Plans shall be developed based upon the parties’ reasonable and objective evaluations as to the most effective and efficient means to advertise and promote the Affinity Program, in light of the following parameters:

(i)    The anticipated average annual cost per Account is [***]; and

(ii)    The performance of earlier marketing efforts, the cost effectiveness of the particular marketing channels and other factors effecting response rates, including but not limited to general economic trends and trends regarding Frontier Miles participation.

(b)    The parties shall maintain a Joint Marketing Committee, to be comprised of an equal number of members from each party and to include, at a minimum, the Frontier Affinity Program administrator and the Barclays Affinity Program manager. [***].

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(c)    Cross Sell Opportunities.

(i)    Barclays shall use commercially reasonable efforts to provide Frontier with opportunities to cross sell Frontier products and services, but not the Barclays Card, to Barclays non-Affinity Program cardholders in the billing statements and, to the extent approved by another Barclays partner, customer statements of the Barclays cardholders in that partner’s program. Frontier acknowledges that inclusion of inserts in any mailing is subject to reasonable space, weight, size, content, and scheduling restrictions. In the event that Frontier inserts increase the postal expense incurred by Barclays to mail statements with such inserts, Barclays shall inform Frontier in advance and, provided Frontier agrees to reimburse Barclays for such incremental postage expense, Barclays will use reasonable efforts to include such insertion in the statement mailing, or, if not approved or otherwise feasible, in the next available statement mailing. Frontier shall bear the cost of preparing and producing the insert. Barclays shall have the right to review and approve of all inserts, with such approval not to be unreasonably withheld, delayed or conditioned. Frontier acknowledges that, with respect to any cross sell opportunities involving third parties (e.g. the Network or other Barclays partners) Barclays will use commercially reasonable efforts to obtain the cooperation or permission of such third party, but the third party’s participation or approval remains in that third party’s sole discretion.

(ii)    Frontier acknowledges that this Agreement does not prohibit Barclays from offering Barclays-branded loans and deposit products, and any other products and/or services (“Cross-Sell Products”) to Barclays Cardholders in Barclays channels; provided that such Cross-Sell Products shall not include any reference to Frontier or otherwise use any Frontier Marks.

8.	Account Joint Marketing Fund.

Barclays shall fund a joint marketing fund (“Joint Marketing Fund”) in the amount of [***] for the Term. The Joint Marketing Fund shall be used as mutually agreed upon by the parties to promote the Affinity Program to both new and existing Barclays Cardholders. [***]. No portion of the Joint Marketing Fund represents an amount paid for taxable transportation, the right to air travel, or the right to provide mileage awards for air transportation under Section 4261 of the Internal Revenue Code.

9.	Privacy and Data Security.

(a)    A copy of Barclays’ privacy policy can be accessed at https://cards.barclaycardus.com/banking/privacy-policy/; a copy of Frontier’s privacy policy can be accessed at https://www.flyfrontier.com/legal/privacy-policy/. Each party may modify its privacy policy from time to time. Each party shall communicate in writing all changes in its privacy policy to the other party. Both parties acknowledge that, to the extent a party receives information regarding Barclays Cardholders or Frontier Members from the other party and does not receive that same information from any additional source, such party’s use and disclosure of such information to unaffiliated third parties is limited by the other party’s privacy policy and Applicable Law.

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(b)    Each party shall comply with the data security standards set forth on Schedule E hereto as it relates to the other party’s Confidential Information, as well as Applicable Law.

10.	Relationship.

Nothing in this Agreement is intended to or shall be construed to constitute or establish an agency, joint venture, partnership or fiduciary relationship between the parties, and neither party shall have the right or authority to act for or on behalf of the other party.

11.	Confidentiality.

(a)    The parties acknowledge and agree that all information provided to or in connection with either party’s performance under this Agreement shall be considered confidential and proprietary information (“Confidential Information”) and except as described in subsection (b) below, shall not be disclosed to any third party (including any Affiliate) without the prior written consent of the party providing the Confidential Information (“Disclosing Party”). Confidential Information shall include, without limitation: (i) names, addresses, and demographic, behavioral, and credit information relating to Barclays Cardholders, Frontier Members, Frontier customers, subscribers or employees, (ii) marketing materials, proposed plans and targeting methods; (iii) business objectives, assets and properties; and (iv) programming techniques and technical, developmental, cost and account processing information. For purposes of clarification, names, addresses, and demographic, behavioral, and credit information relating to Barclays Cardholders shall be deemed to be Barclays’ Confidential Information, and names, addresses, and demographic, behavioral, and credit information relating to Frontier Members, Frontier customers, subscribers or employees shall be deemed to be Frontier’s Confidential Information.

(b)    The party receiving Disclosing Party’s Confidential Information (“Receiving Party”) shall use Confidential Information only for the purpose of performing the terms of this Agreement and shall not accumulate in any way or make use of Confidential Information for any other purpose. Receiving Party shall ensure that only its employees, authorized agents, or subcontractors who need to know Confidential Information to perform this Agreement will receive Confidential Information and that such persons agree to be bound by the provisions of this section 11 and maintain the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

(c)    The obligations with respect to Confidential Information shall not apply to Confidential Information that: (i) either party or its personnel already know at the time it is disclosed as shown by their written records; (ii) is publicly known without breach of this Agreement, provided that this exception does not apply to customer information as described in section 11(a)(i); (iii) either party receives from a third party, unless the Receiving Party knows that the third party is or will be in breach of a duty of confidentiality by supplying such information; (iv) either party, its agents or subcontractors, develop independently without use of Confidential Information; (v) either party is required by law, regulation or valid court or governmental agency order to disclose, in which case the party receiving such an order must give notice to the other party, allowing them to seek a protective order, unless the court or government agency prohibits the Receiving Party from so notifying the Disclosing Party at the time of its request.

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(d)    Each party agrees that any unauthorized use or disclosure of Confidential Information may cause immediate and irreparable harm to the Disclosing Party for which money damages may not constitute an adequate remedy. In that event, each party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party in writing of any unauthorized misappropriation, disclosure or use by any person of the Confidential Information which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use. Notwithstanding the foregoing, neither party shall have any liability for any disclosure of Confidential Information that occurs as a direct result of a Force Majeure Event.

(e)    In accordance with Receiving Party’s document retention policies and standards and Applicable Law, Receiving Party will destroy or erase all copies of Disclosing Party’s Confidential Information in Receiving Party’s possession or control.

(f)    Except as necessary for its performance under this Agreement, neither party shall use the name of the other party or its Affiliates in connection with any representation, solicitation, promotion, sales or marketing publication or advertisement, or make any public statement relating to the other party or its Affiliates, without the prior full disclosure of same to the other party, and the prior written consent of such party which consent shall not be unreasonably withheld or delayed.

(g)    Except as may be required by Applicable Law, neither party, nor any of their Affiliates, shall issue a press release or make a public announcement or any disclosure to any third party related to the transactions contemplated by this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

(h)    The parties shall keep confidential and not disclose, and shall cause their officers, employees, and agents to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of the other party.

(i)    The obligations of the parties hereunder shall survive and be enforceable by temporary and permanent injunctive relief against the breaching party and its employees, officers, directors, agents, representatives, and contractors following expiration or termination of this Agreement.

12.	Representations and Warranties; Covenants.

(a)    Barclays represents and warrants that it is (i) a Delaware state chartered bank, validly existing and in good standing under the laws of the United States; (ii) the execution and delivery by Barclays of this Agreement, and the performance by Barclays of the transactions contemplated hereby, are within Barclays’ corporate powers, have been duly authorized by all necessary corporate action, do not require any consent or other action by or in respect of, or filing with, any third party or governmental body or agency (other than informational filings required by Mastercard), and do not contravene, violate or conflict with, or constitute a default under, any provision of Applicable Law or of the charter or by-laws of Barclays or of any agreement, judgment, injunction, order, decree or other instrument binding upon Barclays; (iii) it is the owner

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of its Marks and has the right to and is authorized to grant Frontier the right and license to use the respective name, trademarks, service marks, copyrights and logos as set forth in Exhibit B and it is not currently aware of any claims, and is not currently involved in any litigation, challenging Barclays’ ownership of the Marks; and (iv) that it is, and will remain at all times during the Term, in material compliance with any Applicable Law (including without limitation the Gramm-Leach-Bliley Act and banking, usury, consumer credit and debt collection related laws) and any other rule, regulation and directive (including without limitation the Network Rules and any banking, debt collection and credit related rules, regulations and directives) applicable to the performance of its obligations under this Agreement.

(b)    Frontier represents and warrants that it is validly existing and in good standing under the laws of the State of Colorado. Frontier further represents and warrants that (i) the execution and delivery by Frontier of this Agreement, and the performance by Frontier of the transactions contemplated hereby, are within Frontier’s powers, have been duly authorized by all necessary action, do not require any consent or other action by or in respect of, filing with, any third party or any governmental body or agency, and do not contravene, violate or conflict with, or constitute a default under, any provision of Applicable Law or under any governing documents, charter or bylaw, or any agreement, judgment, injunction, order, decree or other instrument binding on Frontier and do not require the payment of any other fees or royalties, except as set forth herein, on the part of Barclays; (ii) as of the Effective Date, Frontier Miles has at least the number of members set forth in Schedule G; and (iii) it is the owner of its Marks and has the right to and is authorized to grant to Barclays the right and license to use the respective name, trademarks, service marks, copyrights and logos as set forth in Exhibit B and it is not currently aware of any claims, and is not currently involved in any litigation, challenging Frontier’s ownership of the Marks. Frontier represents and warrants that it has the right, power and authority to execute this Agreement and act in accordance herewith.

13.	Release and Indemnification.

(a)    [***].

(b)    [***].

(c)    [***].

(d)    Barclays shall promptly notify Frontier upon becoming aware of each Third Party Infringement Claim. Thereafter, Frontier shall promptly assume control of the investigation, defense, and/or settlement of the Third Party Infringement Claim, with counsel reasonably acceptable to Barclays, and Barclays shall reasonably cooperate with Frontier in connection therewith, in each case, at Frontier’s sole cost and expense. Barclays may participate in the defense and/or settlement of such Third Party Infringement Claim with counsel of its own choosing and at its own cost and expense. Frontier shall not settle any Third Party Infringement Claim on any terms or in any manner that adversely affects the rights of Barclays, or that requires Barclays to admit any liability, without Barclays’ prior written consent. If Frontier fails or refuses to assume control of the defense and/or settlement of such Third Party Infringement Claim in a timely manner, Barclays shall have the right, but not the obligation, to defend such Third Party Infringement Claim on its own behalf (including settling the same) after giving notice to Frontier. Neither Barclays’

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failure to perform any obligation under this section 13(d) nor any act or omission of Barclays in the defense or settlement of any Third Party Infringement Claim shall relieve Frontier of its obligations under this section 13 (including with respect to any Infringement Losses), except to the extent that Frontier can demonstrate that it has been materially prejudiced thereby.

14.	Reports and Records.

(a)    During the Term, Barclays shall furnish to Frontier, via electronic transfer or such other method of delivery (e.g., electronic or paper) as agreed to by the parties, said agreement not to be unreasonably withheld or delayed:

(1)    On the [***], Barclays shall report to Frontier all Accounts newly established, closed, or upgraded by Barclays during the prior week, and the Frontier Miles number associated with each such Account.

(2)    Within [***] following the closing of each billing cycle of each month, Barclays shall provide to Frontier a transaction file showing the total Purchase Miles, Bonus Miles, and adjustments for each Account for that cycle for the purpose of posting miles to the Frontier Member’s Frontier Miles account. The parties shall mutually agree on the format, transmission process and reconciliation of the transaction file.

(3)    On or about the [***], Barclays shall issue to Frontier a report which shows, for each Barclays Product and source of Purchase Miles or Bonus Miles (i.e., purchases, Account activation, each type of Bonus Mile transaction, incentives, and adjustments): (i) the transaction or source code, (ii) the number of transactions in the previous month for that code, (iii) the Purchase Miles and Bonus Miles earned for that code, and (iv) the Purchase Mile Fees and Bonus Mile Fees earned for the transaction type during the preceding month, or a report of equivalent detail as may be agreed upon by the parties.

(4)    At least monthly, Barclays shall provide Frontier with a report showing for all [***].

(5)    A monthly report showing all Fees earned, segregated by Fee type.

(6)    On the [***] following the completion of each calendar quarter, a report showing actual versus target data for the Service Levels set forth on Schedule D for the previous calendar quarter.

(b)    Frontier shall make available to Barclays the following reports: (i) annual audited financial statements [***] after the end of each fiscal year and unaudited quarterly financial statements [***] after the end of each fiscal quarter, except that in the event Frontier becomes a public company, such reports shall be made available in accordance with S.E.C. reporting deadlines; (ii) annual financial plans and monthly projections for the following year as soon as practicable after preparation thereof in the ordinary course of business but in no event later than [***] of each year; (iii) monthly income statements and balance sheet results within forty- five

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(45) days following the close of each month; (iv) [***] after the end of each month, a monthly certification from Frontier that [***] were met as of the end of the then ended month and to include a statement of the month end [***] and rolling [***] EBITDAR for the then ended month; and (v) monthly certification of compliance with Schedule G including reporting of Active Frequent Flyers and Passenger Enplanements as well as the baseline Active Frequent Flyers and baseline Passenger Enplanements [***] following the end of each month. In addition, Frontier agrees to make available an appropriate person for monthly or quarterly calls, as determined by Barclays, with Barclays Chief Financial Officer and/or Chief Risk Officer; provided that each month or quarter Barclays desires to have such a call, it will provide Frontier with prior notice.

15.	Right to Audit.

(a)    Upon Frontier’s request and upon reasonable prior notice, Barclays shall make pertinent records regarding the Affinity Program, including the source codes assigned by Barclays to Accounts, which such records shall be retained throughout the Term, available to Frontier or its designated auditors, at the sole cost and expense of Frontier, at the business premises of Barclays during ordinary business hours, for the purpose of verifying Barclays’ compliance with the terms of this Agreement. Nothing herein shall be deemed to grant to Frontier the right to audit internal records of Barclays regarding the revenues, income, or profits to Barclays of the Affinity Program, or generally.

(b)    Upon Barclays’ request and upon reasonable prior notice, Frontier shall make pertinent records regarding the Affinity Program available to Barclays or its auditors, at the sole cost and expense of Barclays, at the business premises of Frontier during ordinary business hours for the sole purpose of verifying Frontier’s compliance with the terms of this Agreement. Nothing herein shall be deemed to grant to Barclays the right to audit internal records of Frontier regarding the revenues, income, or profits of the Affinity Program to Frontier, or generally.

(c)    Each party shall have the right, upon reasonable notice to the other, at its own expense, to audit and review the customer service instructions and materials of the other, and shall have the right, subject to privacy law concerns, to reasonably monitor the other’s telemarketing or customer service phone contacts regarding the Affinity Program.

(d)    Notwithstanding anything in this section 15 to the contrary, if an audit conducted by a party under this section 145reveals a discrepancy of more than [***] between actual data and data supplied to the other party, or between actual performance and performance required under this Agreement (if, in either such case, such discrepancy is numerically verifiable), then the party which is the subject of the audit shall pay all of the expenses incurred by the other party in connection with such audit.

16.	Term and Termination.

(a)    This Agreement shall become effective on the Effective Date and shall continue for the Initial Term.

(b)    If there is a material default by either party in the performance of the terms and conditions of this Agreement, and such default shall continue for a period of [***] after receipt by the defaulting party of written notice thereof from the non-defaulting party (setting forth in

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detail the nature of such default), this Agreement shall upon the written election of the non-defaulting party terminate on the [***] following the delivery of the written notice. If, however, despite the ongoing commercially reasonable efforts by the defaulting party to cure the default set forth in the notice, the default cannot be remedied within such [***] period, such time period shall be extended for an additional period of not more than [***], so long as the defaulting party has notified the non-defaulting party in writing and in detail of its plans to initiate substantive steps to remedy the default and diligently thereafter pursues the same to completion within such additional [***] period. In the event that any [***], then Barclays shall have the right to terminate this Agreement [***] advance written notice. Such written notice shall include a detailed explanation and evidence of the burden imposed as a result of such change.

(c)    Change of Control; Material Change.

(i)    In the event of a Change of Control of Barclays, Frontier shall have the option to [***] to the process set forth in section 16(g)(i).

(ii)    In the event that any material change in any Applicable Law, or Network Rule, applicable interchange rate or regulation of the Network [***], as determined in the sole discretion of Barclays, Barclays shall have the right to terminate this Agreement [***] advance written notice, or such earlier date if required by Applicable Law, provided that before doing so Barclays and Frontier meet in good faith to renegotiate this Agreement to ameliorate the financial impact of said change. In the event the discussions fail to produce a revised Agreement, such written notice shall include a detailed explanation and evidence of the burden imposed as a result of such change.

(d)    If either party becomes the subject of an event where (i) the party becomes insolvent, (ii) a party engages in willful and wanton conduct to the material detriment of the other party, (iii) voluntary or involuntary proceedings by or against such party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for the dissolution of such party (other than an administrative dissolution for which the party is taking corrective action), which proceedings, if involuntary, are not dismissed within [***] after the date of filing, or (iv) such party makes an assignment for the benefit of its creditors, or (v) substantially all of the assets of such party are seized or attached and not released within [***] thereafter, the other party may, by giving written notice to the affected party, terminate this Agreement.

(e)    In the event Barclays fails to meet the service levels described in Schedule D for [***] successive months, and Barclays is unable to cure such default within [***] of written notice from Frontier to Barclays setting forth the nature of such default, Frontier may terminate this Agreement for cause at the end of such [***] cure period.

(f)    Notwithstanding the foregoing, as a result of the pandemic occurring as of the Effective Date (“Pandemic”), the parties acknowledge that Barclays’ obligations regarding serviding of Accounts, including the Service Levels set forth in Schedule D, may not be fulfilled or met. Frontier agrees to irrevocably waive, and will not exercise its rights hereunder with respect to Barclays’ failure to comply with or meet such obligations resulting or arising from such Pandemic.

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(g)    Portfolio Purchase Option.

(i)    If this Agreement is terminated other than by Barclays pursuant to section 16(b) or section 16(f), or pursuant to section 16(d) based on the status of Frontier, then Frontier shall have the option (“Purchase Option”) to purchase or arrange for the purchase of all of the Accounts and the aggregate indebtedness under such Accounts, [***];

(ii)    Exercise of Purchase Option. Frontier may exercise the Purchase Option by giving written notice (“Exercise Notice”) to Barclays not later [***] prior to the date of termination if termination occurs pursuant to section 16(a), or, not later than [***] after the date of termination for any termination event (other than natural expiration) that triggers the Purchase Option (“Post Termination Option Period”). Within [***] prior to expiration of the Agreement or [***] after the date of termination for any termination event (other than natural expiration) that triggers the Purchase Option Barclays will provide portfolio data as requested by Frontier, necessary for Frontier to evaluate the exercise of the Purchase Option. [***] Barclays shall continue to operate the Affinity Program (including servicing, managing and administering Accounts and Barclays Cardholders and paying all Sales Fees and other fees owed to Frontier, under the terms of this Agreement) through the Post Termination Option Period and, if the Purchase Option is exercised, through the date the Portfolio is purchased, as if this Agreement had not been terminated.

(iii)    Determination of Fair Market Value.

(1)    The fair market value (“FMV”) of the Portfolio shall be, as of the date of such determination. The appraisers shall be given the following instructions for preparing their valuations:

(A)    The entire pre-written off amount of Credit Card Portfolio accounts must be purchased;

(B)    Assume [***];

(C)    Assume [***]; and

(D)    Assume [***]

(2)    The process for determining the FMV shall be as follows:

(A)    Negotiations. For a period of [***] (“Mutual Agreement Period”) after receipt of the Exercise Notice, the parties shall meet in good faith to attempt to agree on the FMV. If the parties are able to agree upon the FMV, such agreed upon value shall constitute the Portfolio purchase price.

(B)    Appraisal Process. In the event the parties are not able to agree on the FMV within the Mutual Agreement Period, Frontier and Barclays shall within [***] of the conclusion of the Mutual Agreement Period jointly and mutually agree upon the selection of an independent

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valuation or appraisal firm of national standing recognized as having the capability to appraise credit card portfolios within the credit card industry and must have had significant recent experience in performing such appraisals of the kind, size and nature of the Portfolio. If Frontier and Barclays are unable to jointly and mutually agree as to such firm, then each of Frontier and Barclays will select such a firm, and the two firms selected shall, within [***], select a third such firm. Such firm(s) will determine the FMV, provided, however, that if three such firms are selected as described above, then the highest and lowest determinations of FMV made by two of the three firms will be discarded and the remaining determination will be the FMV. Within [***] of its or their engagement, the appraisal firm (or firms) shall send to each of Frontier and Barclays the determination of the FMV, along with such documents and calculations (including the methodology used) that reasonably support the determination, and such determination shall constitute the Portfolio purchase price. Each firm utilized shall (1) execute a confidentiality and non-disclosure agreement in a form reasonably satisfactory to the parties, and (2) agree to complete the appraisal of the Portfolio in accordance with this section 16(g)(iii)(2)(B) and within the time frames set forth herein. Barclays agrees that within [***] of selection of the independent firms, it will provide all data to the independent firms necessary for these firms to determine the FMV.

(iv)    Portfolio Conversion. If Frontier exercises the Purchase Option, the [***] be purchased pursuant to a purchase and sale agreement, which terms: (1) shall establish a purchase price as determined in accordance with section 16(g)(iii)(2)(A) or section 16(g)(iii)(2)(B), as applicable; and (2) shall establish a purchase date that allows Barclays, upon the exercise of commercially reasonable efforts in regard thereto, to remove the Accounts and associated indebtedness from any applicable loan or asset securitization arrangement.

(v)    Continued Payment of Fees. Unless and until Frontier exercises its Purchase Option, Barclays shall pay Frontier in immediately available funds amounts due under the Agreement due Frontier through the expiration of the Purchase Option.

(vi)    Post-Termination Solicitation of Frontier Members. Notwithstanding anything contained in section 4, section 16, and section 17, and for the avoidance of doubt, upon termination of this Agreement, and in the event that Frontier was eligible to exercise its Purchase Option pursuant to section 16(g)(ii) but declines to do so, nothing contained in this Agreement shall prevent Frontier from soliciting Frontier Members through the use of Frontier Member Data to enroll in a subsequently created co-branded credit card program between Frontier and other parties, including but not limited to competitors of Barclays. Notwithstanding the foregoing, neither Frontier nor any entity which Frontier controls shall by itself or in conjunction with others, directly or indirectly, use the fact that a person is a Barclays Cardholder to specifically target any offer of a credit card or credit card related product to any Barclays Cardholder, provided that nothing herein shall be construed to prevent Frontier from offering a credit card or credit card related product if the offer did not include Barclays Cardholder membership as a criteria in selecting the recipients of the offer.

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17.	Exclusivity.

(a)    Frontier. During the Term, Barclays shall have the exclusive right to [***].

(b)    To the extent that Barclays is conducting tabling events hereunder in airports where Barclays also conducts tabling events on behalf of other of its co-branded airline products, Barclays agrees [***]. The parties recognize that this commitment is not intended to include the location of the tabling event or the terms and value proposition of the credit card being offered.

18.	Notices.

Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered either by personal delivery; by email; by nationally recognized overnight courier service; or by certified or registered mail, return receipt requested, addressed as follows:

If to Barclays, to:

Barclays Bank Delaware

125 S. West St.

Wilmington, DE 19801

Attention: [***]

Email Address: ###

with a copy to: General Counsel at same address

Email Address: ###

If to Frontier, to:

Frontier Airlines, Inc.

4545 Airport Way

Denver, CO 80239

Attention: [***]

Email Address: ###

with a copy to: General Counsel

Email Address: ###

or to such other person or address as either party shall have previously designated to the other by written notice given in the manner set forth above. Notices shall be deemed given one day after sent, if sent by email or by overnight courier; when delivered and receipted for, if hand delivered; or when receipted for (or upon the date of attempted delivery where delivery is refused) if sent by certified or registered mail, return receipt requested. Where notice requires a response in [***] or fewer business days, the notice should be sent by hand delivery or telecopy.

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19.	Assignment.

Any assignment by either party of that party’s rights and/or obligations pursuant to this Agreement shall be subject to the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, provided, the assigning party will be responsible for all legal costs and expenses of the non-assigning party relating to the completion of due diligence and documentation required, whether the assignment requires consent or is permitted pursuant to this section 18 as set forth below. In addition, and notwithstanding the foregoing, Barclays may, with the prior written consent of Frontier (which may not be unreasonably withheld), (i) assign this Agreement and any of Barclays’ rights and obligations, to any federally regulated financial institution upon the condition that the assignee shall assume, either expressly or by operation of law, all of Barclays’ rights and obligations, to any federally regulated financial institution upon the condition that the assignee shall assume, either expressly or by operation of law, all of Barclays’ obligations hereunder, upon the delivery of prior written notice thereof to Frontier; or (ii) assign this Agreement to an Affiliate with the necessary resources to undertake Barclays’ obligations hereunder or to an entity that merges with Barclays or acquires all or substantially all the assets and obligations of Barclays, [***] if any, necessitated by said assignment. Frontier, without prior written notice to or consent by Barclays (a) may assign its rights and obligations pursuant to this Agreement to an Affiliate and (b) may assign its rights under this contract including to receive Fees pursuant to this Agreement to a commercial lending institution, lender or other financial institution which provides a credit facility to Frontier as collateral security for such credit facility, or to an entity that merges with Frontier or acquires all or substantially all of the assets of Frontier.

20.	Entire Agreement/Amendment.

This Agreement, including schedules and exhibits, constitutes the entire understanding between the parties with respect to the subject matter, and supersedes all prior written and oral proposals, understandings, agreements and representations, all of which are merged herein. No amendment or modification of this Agreement shall be effective unless it is in writing and executed by all of the parties hereto.

21.	Non-Waiver of Default.

The failure of either party to insist, in any one or more instances, on the performance of any terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term or condition, and the obligations of the non-performing party with respect thereto shall continue in full force and effect.

22.	Severability.

In the event that any provision of this Agreement shall, for any reason, be deemed to be invalid and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

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23.	Alternate Dispute Resolution.

The parties hereby waive their rights to resolve disputes through any court proceeding or litigation and acknowledge that all disputes shall be resolved pursuant to this section 22, except that equitable relief may be sought pursuant to section 11 from any court of competent jurisdiction. Both parties represent to the other that this waiver is made knowingly and voluntarily after consultation with and upon the advice of counsel and is a material part of this Agreement.

Any controversy or claim between the parties arising from or in connection with this Agreement or the relationship of the parties under this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (“Dispute”), except claims for equitable relief is sought pursuant section 11, shall be resolved as follows:

(a)    Informal Dispute Resolution.

(i)    Upon written request a duly appointed representative(s) of each party will meet for the purpose of attempting to resolve such Dispute. Should they be unable to resolve the Dispute, the President or a Vice President of Frontier will meet with Barclays’ Director of Partnership Marketing (“Executives”) in an effort to resolve the Dispute. Said meeting shall be in person or by telephone.

(ii)    The Executives shall meet as often as the parties agree to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

(iii)    Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of:

(1)    the parties concluding in good faith that amicable resolution through the procedures set forth in section 23(b)(i)-(ii) does not appear likely; or

(2)    the expiration of the [***] period immediately following the initial request to negotiate the Dispute;

provided, however, that this section 23(a) will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief. The commencement of a proceeding pursuant to this provision does not relieve a party from the executive consultation requirement contained in this section 23(a).

(b)    Arbitration.

(i)    If the parties are unable to resolve any Dispute as contemplated in section 23(a), such Dispute shall be submitted to mandatory and binding arbitration at the election of either Frontier, on the one hand, and Barclays on the other hand (“Disputing Party”). Except as otherwise provided in this section 23(b), the arbitration shall be pursuant to the Code of Procedure of the National Arbitration Forum (“NAF”), P.O. Box 50191, Minneapolis, MN 55405, (800) 474-2371.

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(ii)    To initiate arbitration, the Disputing Party shall notify the other party in writing (“Arbitration Demand”) with a copy to the NAF, which shall (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, and, (iii) specify the requested relief. Within [***] after the other party’s receipt of the Arbitration Demand, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief.

(iii)    If the amount of the controversy set forth in either the claim or counterclaim is less than [***], then the matter shall be resolved by a single arbitrator selected pursuant to the rules of the NAF.

(iv)    If the amount of the controversy set forth in either the claim or counterclaim is equal to or exceeds [***], then the matter shall be resolved by a panel of three arbitrators (“Arbitration Panel”) selected pursuant to the rules of the NAF. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

(v)    The arbitration hearing shall be held in Chicago, Illinois. The Arbitrator or Arbitration Panel is specifically authorized in proceeding pursuant to section 23(b)(iv) to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. Unless otherwise agreed by the parties, partial or full summary judgment shall not be available in proceedings pursuant to section 23(b)(iii). In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitrator or Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitration Panel will have no power or authority, under the Code of Procedure of the NAF or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this section 23.

(vi)    Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this section 23(b), the arbitrator shall be replaced pursuant to the rules of the NAF. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this section 23 and the Code of Procedure of the NAF.

(vii)    At the time of granting or denying a motion of summary judgment as provided for in section 23(b)(v) and within [***] after the closing of the arbitration hearing, the arbitrator or Arbitration Panel will prepare and distribute to the parties a writing setting forth the arbitrator’s or Arbitration Panel’s finding of facts and conclusions

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of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(viii)    The arbitrator or Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The arbitrator or Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

(ix)    Any award rendered by the arbitrator or Arbitration Panel will be final, conclusive and binding upon the parties and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

(x)    Each party will bear a pro rata share of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the arbitrator or Arbitration Panel, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney’s fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled.

24.	Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware.

25.	Right of First Offer.

[***] Barclays agrees Frontier may provide gift and stored value cards to Frontier Members without using Barclays banking products or services.

26.	Merchant Acquirer.

To the extent that Barclays develops a US merchant acquiring solution for airline programs, Barclays will provide a merchant acquiring proposal to Frontier.

27.	Business Combination.

In the event Frontier engages in, or is subject to, a Business Combination (as defined below) with an Other Carrier (as defined below), the following provisions shall apply:

(a)    [***].

(b)    [***].

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(c)    [***].

(d)    [***]. In such circumstance, Barclays will [***].

(e)    If a Business Combination to which this section 27 applies will result in a significantly larger combined airline with Barclays as the exclusive credit card issuer, Barclays agrees that it will evaluate in good faith appropriate adjustments to increase the Target Size of the Facility.

(f)    If, in connection with a Business Combination to which this section 27 applies, [***].

(g)    This section 27 shall only apply to a Business Combination involving [***].

28.	Anti-Bribery and Corruption.

(a)    Anti-Bribery - Undertakings, Representations and Warranties.

(i)    Frontier understands that Barclays is committed to complying with all anti-bribery laws and regulations to which Barclays is subject, including the Bribery Act and the FCPA. Frontier represents and warrants that neither it nor any of its Associated Persons have taken or will take any action that might cause Barclays to violate either the Bribery Act or the FCPA, namely: that neither it nor any of its Associated Persons will, in violation of any Applicable Anti-Bribery Law, authorize, offer, give or agree to offer or give, directly or indirectly, any payment, gift or other advantage with respect to any activities undertaken relating to this Agreement which:

(1)    is intended to, or does, influence any person to act or reward any person for acting in breach of an expectation of good faith, impartiality or trust, or which it would otherwise be improper for the recipient to accept;

(2)    is made to or for the benefit of a Public Official, or to any person while knowing or being aware of a high probability that all or a portion of the payment, gift or other advantage will be offered or given to a Public Official, with the intention of influencing any act or decision of the Public Official in his/its official capacity, inducing such Public Official to use his/its influence to affect any act or decision of a Government Entity, or securing an improper advantage; or

(3)    would otherwise violate Applicable Anti-Bribery Law.

(ii)    Frontier has implemented and must at all times maintain adequate procedures designed to comply with its obligations under section 28(a)(i).

(iii)    Breach of any of the provisions in section 28(a)(i) is a material breach of this Agreement pursuant to section 16(b). Notwithstanding anything contained in section 15(b), and without remedy to any other right, relief or remedy, Barclays may terminate this Agreement immediately upon such a breach.

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(iv)    Frontier shall keep appropriate up to date books, accounts, and records that accurately reflect its transactions relating to this Agreement, and the steps taken by it to comply with Applicable Anti-Bribery Laws from the date of this Agreement. Such books, accounts and records shall be retained for a period of not less than [***] years after their creation.

29.	Competitive Programs.

(a)    [***].

30.	Ownership of Accounts and Cardholder Data.

(a)    Ownership and all sharing, use and disclosure of Cardholder Data and Frontier Member Data under this Agreement shall, to the extent permitted under Applicable Law, be subject to the provisions of this section 30. The parties acknowledge that the same or similar information may be contained in the Cardholder Data, the Frontier Member Data, and other data and that each pool of data shall therefore be considered separate information, subject to the specific provisions applicable to that data hereunder.

(b)    Barclays shall be the owner of all Cardholder Data and the Accounts related thereto and Frontier shall not be considered a creditor on any of such accounts for any purpose whatsoever.

(c)    Barclays acknowledges that Frontier is the exclusive owner of all Frontier Member Data and that subject to the other terms in this Agreement, Frontier and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder Data.

(d)    For the avoidance of doubt, the parties agree that Barclays’ ownership interests described in section 30(a), section 30(b), and section 30(c) shall apply during and after the Term unless the Cardholder Data is transferred to Frontier or its designee pursuant to this Agreement.

31.	Subordination.

Frontier hereby acknowledges and agrees that any unsecured loan facility (which, for the avoidance of doubt, shall not include (x) the PSP Loans (as evidenced by the PSP Notes) and (y) any similar additional loan or note issued in connection with the provision by Treasury of payroll support payments to Frontier) or equity investment obtained by Frontier shall be subordinated to repayment to Barclays of the Facility. Prior to Frontier entering into any such financing or equity investment, Barclays, Frontier and such lender or investor shall enter into a subordination agreement on terms agreed to by Barclays, such agreement not to be unreasonably withheld or delayed. This section 31 and any such subordination agreement shall terminate upon (a) the payment in full of all obligations of Frontier under this Agreement to make payments to Barclays from time to time with respect to the principal, interest or other payment obligations under the Facility, including, without limitation, obligations to reduce the Facility in accordance with this Agreement, and (b) the expiration or termination of all commitments and all other obligations of Barclays to fund the Facility, with neither Frontier nor any other person or entity having the right to cause the purchase of Pre-Purchased Miles under this Agreement.

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32.	Frontier Miles Spin-Off.

In the event Frontier spins off [***] shall remain unchanged and in full force and effect.

33.	Force Majeure.

Neither party shall be liable for non-performance hereunder to the extent such performance is prevented including: by any fire, earthquake, tornado, flood, explosion, embargo, war, civil war, terrorism, strike, labor dispute, riot, governmental regulation or act, act of God, act of public enemy, global health emergency, epidemic, pandemic, public health crisis, or by reason of any other cause beyond a party’s reasonable control including any accident or hijacking involving any aircraft of Frontier or any of its Affiliates or any other airline carrier, whether or not specifically mentioned herein, that persists, despite reasonable care taken by the affected party and all efforts of the affected party to prevent it or mitigate its effects (each, a “Force Majeure Event”). If either party is affected by a Force Majeure Event, it shall notify the other party as soon as reasonably practicable, in writing, of the nature and extent of the circumstances in question; and together the parties shall use commercially reasonable efforts to overcome the Force Majeure Event and resume their ability to comply with all of their obligations under this Agreement as soon as possible. A party’s obligations to perform timely shall be excused to the extent and for so long, but only to the extent and for so long, that such performance is prevented by a Force Majeure Event. During the pendency of such Force Majeure Event, the other party shall be excused from performance of its obligations under this Agreement to the extent such obligations are dependent upon the parallel performance of the non-performing party. Payment obligations under this Agreement due and owing based on performance prior to the occurrence of a Force Majeure Event shall not be affected by the Force Majeure Event. If such Force Majeure Event prevents performance by a party hereto of its obligations hereunder for more than [***] days, the other party may terminate this Agreement by written notice to the party whose performance is so prevented or delayed.

34.	CARES Act Financing.

(a)    The parties acknowledge that Frontier received unsecured financing from the United States Department of the Treasury (“Treasury”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended form time to time (the “CARES Act”) on April 30, 2020, as evidenced by a PSP Note. The parties acknowledge that Frontier may receive future unsecured financing from Treasury pursuant to the CARES Act or similar additional payroll support programs provided by Treasury (such unsecured financings as described in this Section 34(a), the “PSP Loans”), which may be evidenced by an additional PSP Note.

(b)    The parties acknowledge that Frontier is seeking secured financing from Treasury pursuant to the CARES Act (such secured financing, the “CARES Act Loan”). In connection with the provision by Treasury of the CARES Act Loan to Frontier, Frontier will enter

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into that certain Loan and Guarantee Agreement by and among, Frontier, the guarantors party thereto, Treasury, as lender and the Bank of New York Mellon, as administrative agent and collateral agent (the “Loan Agreement”), pursuant to which Frontier will be required to pledge Frontier Miles as collateral for the CARES Act Loan. In addition, the parties will enter into a tri-party agreement with The Bank of New York Mellon, as collateral agent (the “Collateral Agent”) designated by Treasury (the “Direct Agreement”).

(c)    The parties acknowledge that, pursuant to the Direct Agreement, Barclays will be required to pay all amounts due and owing to Frontier pursuant to this Agreement to the Collateral Agent. Frontier agrees that Barclays’ payment of amounts to the Collateral Agent pursuant to, and in accordance with the terms of, the Direct Agreement shall satisfy Barclays’ payment obligations to Frontier pursuant to this Agreement up to the amount of such payments actually made to the Collateral Agent.

(d)    Frontier agrees that Barclays may rely and act upon any instruction received from the Collateral Agent (or any successor to the Collateral Agent) with respect to this Agreement or the Program, including Frontier Miles, as if such instruction were provided directly by Frontier. Frontier shall (in the absence of gross negligence, bad faith or willful misconduct) indemnify, defend and hold harmless each Barclays Indemnitee from and against any and all third-party claims by any person and all losses to the extent such losses arise out of, are connected with, or result from Barclays’ reliance on such instructions from the Collateral Agent or any successor to the Collateral Agent.

(e)    The parties further agree that, during the term of the Direct Agreement, to the extent the Direct Agreement modifies the rights or obligations of the parties under the Agreement, or grants the Collateral Agent rights with respect to the Agreement, the Agreement shall be deemed to have been modified to reflect the terms of the Direct Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

FRONTIER AIRLINES, INC.

By:	/s/ Howard Diamond
Name:	Howard Diamond
Title:	General Counsel & Secretary

BARCLAYS BANK DELAWARE

By:	/s/ Robert Highland
Name:	Robert Highland
Title:	Head of US Cards and Partnerships

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Execution Version

EXHIBIT A

BARCLAYS MARKS

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EXHIBIT B

FRONTIER MARKS

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SCHEDULE C

PRODUCTS

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SCHEDULE D

Barclays Service Levels

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SCHEDULE E

SECURITY STANDARDS

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SCHEDULE F

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SCHEDULE G

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SCHEDULE H

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